March 6, 2000
                                                        For Immediate Release
                                                        Contact: Barry Rubens
                                                                 704.722.2404
                                                                  Mark Hadley
                                                                 704.722.3251


             CT Communications Reports Record Earnings for 1999

      CT Communications, Inc. ("CTC" Nasdaq: CTCI) announced a record net income of $23.1 million, or diluted earnings per common share of $2.44, for the year ended December 31, 1999, an increase of 72% over 1998. Net income for the fourth quarter of 1999 was $5.0 million, or diluted earnings per common share of $0.53, an increase of 31% over the fourth quarter of 1998. These results are driven primarily by strong growth across the company's four business segments and by gain on the sale of a portion of the company's investment portfolio.

      Revenues were $105.6 million in 1999, a 15% increase over 1998, and $27.6 million in the fourth quarter of 1999, a 12% increase over fourth quarter of 1998. Drivers of the year over year revenue increase include:

    -Strong customer growth and revenue enhancements in the core telephone business.

     Access lines grew by over 7% to 116,935 with business access lines growth of nearly 14% and residential access lines growth of over 5%. Custom call feature revenue growth increased by more than 20%.

    -Significant access line growth in the competitive local exchange carrier ("CLEC").

     More than 2,000 access lines were installed in 1999 for the CLEC to bring the total lines in service to over 3,500. Total lines sold at the end of 1999 was over 4,000. Over 1,000 lines were installed in 1999 at Concord Mills Mall, a large retail center approximately 10 miles north of Charlotte. CTC is the preferred provider for the merchants and has currently serves 100% of the local access lines. In addition, during January and February of 2000 CTC has sold over 1,600 lines in its CLEC markets.

    -Continued expansion of the Internet and Data Services business.

     Revenues increased over 70% with the addition of 3,621 customers and the roll-out of new products including QuickClick, CTC's DSL service.

    -High digital wireless subscriber growth.

     CTC opened their fourth DCS retail store in third quarter and had 10,700 subscribers by the end of 1999, a 65% increase over 1998.

     Operating expenses, including depreciation and amortization, increased $13 million or 18% over 1998 to $83.2 million. This increase was primarily due to the expense related to the high growth in the competitive businesses coupled with the increase in the depreciable asset base. Operating income was $22.4 million for year-end 1999, an increase of 4% over 1998. For the fourth quarter of 1999 operating income was $5.6 million, a 20% increase over fourth quarter of 1998.

     EBITDA increased $3.2 million or 9% to $37.5 million in 1999. For the fourth quarter of 1999 EBITDA was $9.2 million, a 9% increase over fourth quarter of 1998.

     Other income increased from $.9 million in 1998 to $16.4 million in 1999 including $21.6 million of pretax gains on the sale of 660,000 shares of ITC^DeltaCom stock during the year. As of December 31, 1999, CTC owned approximately 941,000 shares of ITC^DeltaCom (Nasdaq: ITCD) stock as well as 944,000 shares of Illuminet Holdings Inc. (Nasdaq: ILUM). In the fourth quarter other income was $2.7 million versus $1.2 million in the fourth quarter of 1998.

      "Strong growth and financial milestones made 1999 an exciting year for CT Communications and its shareholders. We are particularly pleased at the continued strength of our revenue and earnings growth," said Michael R. Coltrane, president and chief executive officer. "By expanding our products and services we were able to continue to meet our customers expanding communication needs and by expanding into new markets we were able to reach new customers with our service in 1999. We look forward to the year ahead and to the continued opportunities for growth and expansion our industry and communities provide."

      CTC is also announcing today that its Board of Directors approved a 2-for-1 split of its common stock, payable on April 5, 2000. Shareholders of its common stock will receive one additional share for every share held on the record date of March 15, 2000.

      CT Communications, Inc., which is headquartered in Concord, N.C., is a growing provider of integrated telecommunications services to residential and business customers located primarily in North and South Carolina. CT Communications, Inc. offers a comprehensive package of telecommunications services, including local and long distance telephone services, Internet and data services and digital wireless services.



Consolidated Statements of Income
($ in thousands, except per share amounts)

                                         Three Months Ended         Three Months Ended
                                         December 31, 1999          December 31, 1998
                                         ----------------------------------------------------
ILEC Services                                 19,731                     18,355

CLEC and Long Distance Services                4,260                      3,645

Internet and Data Services                     1,492                      1,190

Digital Wireless Services                      1,518                      1,014

Other                                            562                        337
                                         ----------------------------------------------------
Operating Revenue                            $27,563                    $24,541
                                         ----------------------------------------------------

ILEC Services                                 11,075                     10,334

CLEC and Long Distance Services                3,677                      3,531

Internet and Data Services                     1,402                        954

Digital Wireless Services                      2,153                      1,012

Other                                             15                        228
                                         ----------------------------------------------------
Operating Expenses                           $18,322                    $16,059
                                         ----------------------------------------------------

EBITDA                                        $9,241                     $8,482

Depreciation and Amortization                  3,607                      3,790
                                         ----------------------------------------------------
Operating Income                              $5,634                     $4,692
                                         ----------------------------------------------------

Other Income/(Expense)                         2,682                      1,237

Tax Expense                                    3,275                      2,082
                                         ----------------------------------------------------
Net Income                                    $5,041                     $3,847
                                         ----------------------------------------------------
Dividends on preferred stock                       7                          7
                                         ----------------------------------------------------
Earnings for Common Stock                     $5,034                     $3,839
                                         ----------------------------------------------------

Basic Earnings per common share                 $.54                       $.41

Diluted Earnings per common share               $.53                       $.41





Consolidated Statements of Income
($ in thousands, except per share amounts)

                                            Year Ended                 Year Ended
                                         December 31, 1999          December 31, 1998
                                         ----------------------------------------------------
ILEC Services                                 76,653                     70,647

CLEC and Long Distance Services               16,904                     13,883

Internet and Data Services                     5,717                      3,369

Digital Wireless Services                      5,193                      3,151

Other                                          1,125                        675
                                         ----------------------------------------------------
Operating Revenue                           $105,591                    $91,725
                                         ----------------------------------------------------

ILEC Services                                 41,931                     38,459

CLEC and Long Distance Services               13,489                     11,164

Internet and Data Services                     5,320                      2,907

Digital Wireless Services                      6,866                      4,196

Other                                            493                        705
                                         ----------------------------------------------------
Operating Expenses                           $68,099                    $57,431
                                         ----------------------------------------------------

EBITDA                                       $37,492                    $34,294

Depreciation and Amortization                 15,124                     12,841
                                         ----------------------------------------------------
Operating Income                             $22,368                    $21,453
                                         ----------------------------------------------------

Other Income/(Expense)                        16,398                        856

Tax Expense                                   15,698                      8,927

Net Income                                   $23,068                    $13,382
                                         ----------------------------------------------------
Dividends on preferred stock                      26                         28
                                         ----------------------------------------------------
Earnings for Common Stock                    $23,042                    $13,354
                                         ----------------------------------------------------

Basic Earnings per common share                $2.46                      $1.45

Diluted Earnings per common share              $2.44                      $1.44






Consolidated Balance Sheet
($ in thousands)

                                              At December 31,            At December 31,
                                                   1999                       1998
                                              ----------------------------------------------------
Current Assets                                    $24,905                    $22,683

Investment securities                              81,950                     24,666

Investment in affiliates                           31,684                     29,790

Property, plant and equipment, net                114,175                    100,172

Other Assets                                        5,878                      6,323
                                              ----------------------------------------------------
TOTAL ASSETS                                     $258,592                   $183,634
                                              ----------------------------------------------------

Current Liabilities                               $17,435                    $16,695

Long term debt                                     20,000                     20,000

Deferred credits and other liabilities             46,183                     27,231

Redeemable preferred stock                            113                        125

Stockholders' Equity                              174,862                    119,583
                                              ----------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS EQUITY        $258,592                   $183,634
                                              ----------------------------------------------------